Exhibit 99.3

AMENDMENT TO THE ON-RACK SALES AND PURCHASE AGREEMENT

This AMENDMENT (this “Amendment”), dated as of January 9, 2026 (the “Effective Date”), amends that certain On-Rack Sales and Purchase Agreement dated November 3, 2025 (the “Agreement”), by and between NIP Group Inc. (the “Purchaser”) and the Persons listed in Section 1.1 of Schedule A thereto (the “Sellers”). Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

RECITALS

WHEREAS, the Purchaser and the Sellers entered into the Agreement pursuant to which the Purchaser agrees to purchase the Purchased Assets and engage Cloud Mining Services on the terms set forth therein;

WHEREAS, the Parties desire to amend the Agreement as set forth herein, and this Amendment shall be binding on all Parties to the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein and intending to be legally bound, the Parties agree as follows:

Section 1. Definitions.

(a)	The following definition should be added to Clause 1.1 of the Agreement:

“Product Purchase Price” of a Seller means the product of USD8.00 per T, multiplied by the Product Hashrate of such Seller.

(b)	The following definition in Clause 1.1 of the Agreement shall be deleted in its entirety and replaced with the following:

“Transaction Documents” means this Agreement, Investor Rights Agreement, the Hosting Service Agreements, the Cloud Mining Services Agreements, the Notes, and any other agreements documents, certificate or writing delivered in connection with this Agreement.

(c)	The “Long Stop Date” as defined in the Agreement shall be changed to March 31, 2026.

Section 2. Closing Deliverables.

(a)	Clauses 2.3(a)(i) of the Agreement shall be deleted in its entirety and replaced with the following:

“the Issued Shares (as defined blow) of such Seller in the name of such Seller, as evidenced by a copy of relevant extracts of the register of members of the Purchaser reflecting such Seller as the legal owner of the Issued Shares;”

(b)	The following closing deliverable of the Purchaser shall be added to Clause 2.4(a) of the Agreement:

“the original executed Note in the principal amount of the Product Purchase Price of such Seller issued to such Seller;”

Section 3. Consideration. Clauses 3.1 to 3.2 of the Agreement shall be deleted in its entirety and replaced with the following:

“3.1 The aggregate consideration for the Purchased Assets of a Seller in connection with the Proposed Transaction as set forth in this Clause 3 shall be the Notes (as defined below), and the aggregate consideration for the Cloud Mining Services of a Seller in connection with the Proposed Transaction as set forth in this Clause 3 shall be the Issued Shares (as defined below).

3.2 At the Closing, subject to each Seller’s fulfillment of its obligations under Clause 4,

(a)	in consideration of the Purchased Assets of such Seller, the Purchaser shall issue unlisted interest-free convertible notes (the “Notes”) in an aggregate principal amount of the Product Purchase Price of such Seller (the “Principal Amount”) to such Seller in the form to be agreed by the relevant Seller and the Purchaser, which the Notes, subject to the terms and conditions therein, is convertible, in whole or in part, into certain number of Class A Ordinary Shares at an initial conversion price of US$0.2082617 per Class A Ordinary Share (subject to adjustment) (the “Conversion Price”) (such Class A Ordinary Shares so converted, the “Conversion Shares”). Upon the Seller’s exercise of its right attaching to the Conversion Shares, against payment of the conversion price therefor (being the aggregate Conversion Price of the Conversion Shares), the Purchaser shall promptly issue to the Seller all of the Conversion Shares free and clear of all Encumbrances (other than (i) Encumbrances pursuant to the constitutional documents of the Purchaser or Applicable Laws and (ii) Encumbrances created by the Seller or its Affiliates), and deliver to the Seller a copy of the relevant extracts of the register of members of the Purchaser reflecting the Seller as the legal owner of the Conversion Shares; and

(b)	in consideration of the Cloud Mining Services of such Seller, the Purchaser shall issue to such Seller, and such Seller shall subscribe for from the Purchaser, in a private placement transaction and in consideration of the Cloud Mining Services of such Seller, such Seller’s Issued Shares, free and clear of all Encumbrances (other than (i) Encumbrances pursuant to the constitutional documents of the Purchaser or Applicable Laws and (ii) Encumbrances created by such Seller or its Affiliates). For purposes hereof, “Issued Shares” of a Seller shall mean a number of Class A Ordinary Shares equal to the product of Issued Shares per T multiplied by the Service Hashrate of such Seller (rounded down to the next whole share).

“Consideration Shares” mean, collectively, the Conversion Shares and the Issued Shares.”

Section 4. Representations and Warranties. The following representation and warranty shall be added before Clause 6.1(v) of the Agreement:

“The Notes (when issued) shall constitute direct, unconditional and unsubordinated obligations of the Purchaser and will at all times rank pari passu and without any preference or priority among themselves and at least equally with all other present and future direct, unconditional and unsubordinated obligations of the Purchaser other than those preferred by Applicable Laws and except as expressly set forth in this Agreement and the other Transaction Documents. The issue of the Consideration Shares shall not be subject to any pre-emptive or similar rights.”

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Section 5. Covenants. The following covenant shall be added as Clause 6.8 of the Agreement:

“From and after the date hereof and until the Closing, except as expressly set forth in this Agreement and the other Transaction Documents, (i) neither the Purchaser nor any person acting on its behalf will take, directly or indirectly, any action that is designed to cause or result in an adjustment of the initial Conversion Price of the Notes that will impair the economic benefits of the holder of the Notes; and (ii) the Purchaser will not take any action that would reduce the Conversion Price of the Notes below a level that may be prescribed by Applicable Laws from time to time (if any).”

Section 6. Further Assurance. The following covenant shall be added as Clause 6.8 of the Agreement:

“If at any time the number of authorized but unissued Class A Ordinary Shares shall not be sufficient to effect the issue of the Consideration Shares in full, the Purchaser will take such corporate actions as may be necessary to seek further approval from its shareholders to authorize the board of directors of the Purchaser to allot, issue and deal with additional Class A Ordinary Shares to such number of Class A Ordinary Shares as shall be sufficient for such purpose.”

Section 7. Appendices.

(a)	The “Investor Rights Agreement” attached as Exhibit B to the Agreement is hereby deleted in its entirety and replaced with the form attached to this Amendment as Exhibit B (New Investor Rights Agreement).

(b)	The “Cloud Mining Services Agreement” attached as Exhibit C to the Agreement is hereby deleted in its entirety and replaced with the form attached to this Amendment as Exhibit C (New Cloud Mining Services Agreement).

Section 8. Certain Arrangements. The parties acknowledge and agree that:

(a)	the Closing with respect to the Cloud Mining Services and the Purchased Assets may take place separately, in which event, the relevant provisions in the Agreement should apply to these Closings respectively, mutatis muntandis; and

(b)	as set forth in greater details in Exhibit A attached hereto, Mining Ninjas Kazakh Limited (hereinafter “Mining Ninjas KZ”) and Armada Technologies Kazakhstan Limited (hereinafter “Armada Technologies KZ”) shall enter into the KZ SPA, pursuant to which Mining Ninjas KZ shall purchase the relevant machines from Armada Technologies KZ for the agreed sum of KZT1,921,875,041, which consists of KZT1,715,959,858 in the form of KZ Payable, which will be subsequently assigned to Prosperity Oak and KZT205,915,183, which represents value added tax associated with such sale, which remains payable by Mining Ninjas KZ to Armada Technologies KZ. As set forth in greater details in Exhibit A attached hereto, at the Closing, Prosperity Oak will cause the KZ Payable to be transferred to the Purchaser (which shall be deemed as Prosperity Oak, in its capacity as a Seller under the Agreement, having sold, assigned, transferred, conveyed and delivered to the Purchaser the KZ Purchased Assets pursuant to the terms of the Agreement at the Closing), in which event, the Company shall issue the relevant Note as consideration to Prosperity Oak, with the relevant provisions in the Agreement applying, mutatis muntandis. The steps set forth in Exhibit A shall be deemed incorporated by reference herein.

Section 9. No Other Amendment. The parties hereto hereby confirm that, (a) all references to “this Agreement” in the Agreement and any other Transaction Document shall be deemed to mean the Agreement, as amended by this Amendment, and (b) except as expressly set forth herein, the terms and conditions of the Agreement shall not be or be deemed to be amended, modified or waived by this Amendment and shall continue in full force and effect.

Section 10. Miscellaneous. Clause 11 (Confidentiality and Communications), Clause 13 (Notices), Clause 21 (Governing Law and Dispute Resolution), Clause 23 (Counterparts and Electronic Signatures) and Clause 24 (Specific Performance) of the Agreement shall apply to this Amendment mutatis mutandis.

Section 11. Transaction Document. This Amendment shall constitute a Transaction Document for purposes of the Sales and Purchase Agreement and each other Transaction Document. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall prevail.

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(Signature page for the Amendment to On-Rack Sales and Purchase Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as a deed as of the date first written above.

Prosperity Oak Holdings Limited

Signature:	/s/ Chang-Wei Chiu
Name:	Chang-Wei Chiu
Title:	Director

(Signature page for the Amendment to On-Rack Sales and Purchase Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as a deed as of the date first written above.

Apex Cyber Capital Limited

Signature:	/s/ KEE WEE KIANG, KENNETH
Name:	KEE WEE KIANG, KENNETH
Title:	Director

(Signature page for the Amendment to On-Rack Sales and Purchase Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as a deed as of the date first written above.

Noveau Jumpstar Limited

Signature:	/s/ Sheng JIANG
Name:	Sheng JIANG
Title:	Director

(Signature page for the Amendment to On-Rack Sales and Purchase Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as a deed as of the date first written above.

NIP Group Inc.

Signature:	/s/ Hicham Chahine
Name:	Hicham Chahine
Title:	Director

Exhibit A

Kazakhstan Transaction Steps

Step 1. Sale and Purchase Agreement and Pledge

1.1 Armada Technologies Kazakhstan Limited (“Armada Technologies KZ”) and Mining Ninjas Kazakh Limited (“Mining Ninjas KZ”) has entered into a Sale and Purchase Agreement (“KZ SPA”) in respect of 15,628 pieces of HASH Super Computing Server (Model S19XP, S19 JXP) (the “KZ Purchased Assets”), pursuant to which Mining Ninjas KZ shall pay to Armada Technologies KZ a consideration of KZT1,715,959,858 (exclusive of 12% value-added tax) (the “KZ Payable”).

1.2. Armada Technologies KZ and Mining Ninjas have included in the KZ SPA pledge provisions (the “KZ Pledge”), pursuant to which the obligations of Mining Ninjas KZ under the KZ SPA to pay the KZ Payable is secured by a first priority pledge over the KZ Purchased Assets.

Step 2. Assignment of the Claim

2.1. Pursuant to and as permitted under the terms of the KZ SPA, Armada Technologies KZ will assign all its rights and obligations under the KZ SPA, including the KZ Payable, to Prosperity Oak Holdings Limited (“Prosperity Oak”).

2.2 In connection with such assignment of the KZ Payable, the KZ Pledge will be assigned to and become in favor of Prosperity Oak as well.

Step 3. Issuance of Convertible Bonds

3.1. At the Closing, Prosperity Oak will assign all its rights and obligations under (i) the KZ SPA, including the KZ Payable, to NIP Group Inc. (the “Purchaser”, and such assignment, the “Closing KZ Assignment”).

3.2 The Closing KZ Assignment shall be deemed as Prosperity Oak, in its capacity as a Seller under the Agreement, having sold, assigned, transferred, conveyed and delivered to the Purchaser the KZ Purchased Assets pursuant to the terms of the Agreement at the Closing, and, in exchange therefore, the Purchaser shall issue a Note (such Note, the “KZ Note”) in an aggregate principal amount of the Product Purchase Price of the KZ Purchased Assets, pursuant to the terms of the Agreement.

3.3. For the purposes of implementing the Closing KZ Assignment referred to in Clauses 3.1 and 3.2 above, Prosperity Oak shall enter into an assignment of claim agreement pursuant to which it agrees to assign its rights and claims under the KZ SPA, including the KZ Payable, to NIP Group Inc. (the “Conditional KZ Assignment”), such assignment being subject to a condition precedent that the Purchaser issues the relevant convertible bonds / note (the “KZ Note”) within forty-five (45) days.

Upon issuance of the KZ Note within such 45-day period, the condition precedent shall be deemed satisfied and the Conditional KZ Assignment shall automatically become effective, and all rights and claims of Prosperity Oak under the KZ SPA, including the KZ Payable and any related security interests, shall be deemed transferred to NIP Group Inc. as contemplated by Clauses 3.1 and 3.2.

If the KZ Note is not issued within such 45-day period, the condition precedent shall not be satisfied, the Conditional KZ Assignment shall not become effective, and Prosperity Oak shall retain all its rights and claims under the KZ SPA.

3.4. If the KZ Note is not issued within 45 days after the date of the KZ SPA, the transaction under the KZ SPA may be rewound at the election of Armada Technologies KZ pursuant to the terms of the KZ SPA.

Exhibit B

New Investor Rights Agreement

Exhibit C

New Cloud Mining Services Agreement